RELEASE IMMEDIATELY

Contact: Frank Cinatl	(888) ABATIX-X (222-8499)	fcinatl@abatix.com

ABATIX CORP. ANNOUNCES IT HAS COMPLETED FILING ITS APPLICATION TO VOLUNTARILY
TERMINATE SEC REPORTING

MESQUITE, TEXAS, September 17, 2007 ... ABATIX CORP. (Nasdaq ABIX) announced today that, in furtherance of press releases on August 21, 2007 and September 5, 2007 and the related filing of Forms 8-K, it has filed an application on Form 15 with the Securities and Exchange Commission (“SEC”) to voluntarily de-register its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and to suspend its reporting obligations under Sections 12(g) and 15(d) of the Exchange Act. In accordance with the Exchange Act rules, the Company’s obligation to file reports required by Section 13(a) the Exchange Act (Form 10-K, 10-Q and 8-K) was immediately suspended upon filing of the Form 15.

This news release may contain, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of ABATIX CORP. Such statements involve a number of risks and uncertainties including, without limitation, absence of market liquidity; cost savings and other benefits are not fully realized; become subject to the Exchange Act in the future; decline in any of the markets served by the Company; the occurrence, timing and property devastation from disasters; global, national and local economic and political conditions; changes in laws and regulations relating to the Company’s products and the import of such products; market acceptance of new products; existence or development of competitive products the Company represents that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of and relationships with key customers and vendors; or fluctuations in oil prices. We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety and environmental industries. The Company currently has eight distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington, in Las Vegas, Nevada and in Jacksonville, Florida. These distribution centers serve customers throughout the Southeast, Southwest, Midwest, Pacific Coast, Alaska and Hawaii. More information about the Company can be found on the ABATIXweb site at http://www.abatix.com and on the IESI website at www.int-enviroguard.com.

# # #